UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 18, 2016

ARALEZ PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada	001-37691	98-1283375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

151 Steeles Avenue East, Milton, Ontario, Canada	L9T 1Y1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 876-1118

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐         Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐         Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On April 18, 2016, Aralez Pharmaceuticals US Inc. (“Aralez”), a wholly owned subsidiary of Aralez Pharmaceuticals Inc. (the “Registrant”), entered into a lease agreement (the “Lease Agreement”) with Witman Properties, L.L.C. and Alexander Road at Davanne, L.L.C., as tenants in common (collectively, “Landlord”), pursuant to which Aralez will lease approximately 36,602 square feet of space located at 400 Alexander Road, Princeton, New Jersey, 08540 for executive and general office use.  Aralez also has a right to expand the premises within the building and ongoing rights of first offer and first refusal with respect to any expansion space within the building.

The Lease Agreement provides for a term of approximately ten years and nine months, which Aralez has the option to extend for two successive renewal periods of five years each.  Aralez may terminate the Lease Agreement as of the seventh anniversary of the beginning of the term by providing written notice at least 12 months prior to such anniversary, subject to payment by Aralez of an early termination fee as set forth in the Lease Agreement.

The Lease Agreement provides for monthly rent payments of $93,792.62 for the first full year of the term (subsequent to the first nine months of the term, which are provided rent-free), subject to annual adjustment thereafter as set forth in the Lease Agreement.  Aralez is also required to pay its proportionate share of any increase in taxes and operating expenses for the premises, commencing with calendar year 2017.  Aralez has posted a security deposit in the amount of $281,377.86, which will be reduced to $187,585.24 if no event of default has occurred after the first full year of the term.  The Registrant has executed a full and unconditional joint and several guaranty of Aralez’s payment and performance obligations under the Lease Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Agreement, a copy of which the Registrant intends to file as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 22, 2016	ARALEZ PHARMACEUTICALS INC.

	By:	/s/ Eric L. Trachtenberg
Eric L. Trachtenberg
General Counsel, Chief Compliance Officer and Corporate Secretary

3